Exhibit 99.1

The premier capital provider to the hospitality industryTM	NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD MOVES TO ENHANCE DIVIDEND COVERAGE VIA SWAP STRATEGY
Strategic change in debt strategy capitalizes on high correlation between changes in LIBOR & RevPAR
Projected interest savings enhance cash flow to aid dividend coverage
DALLAS — (March 13, 2008) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced that it has swapped $1.8 billion of its existing fixed-rate debt for floating-rate debt, purchased a LIBOR cap and sold a LIBOR floor. The strategic transaction positions Ashford to benefit from any future drops in interest rates, until achieving the LIBOR floor rate, while limiting its exposure to unexpected rate increases. Given the $1.8 billion notional amount of the swap, every 25 basis points drop in LIBOR, until achieving the floor, equates to an annual net interest expense saving of approximately $4.5 million.
Ashford executed a five-year swap on $1.8 billion of fixed-rate debt at a weighted average interest rate of 5.84% for a floating interest rate of LIBOR plus 264 basis points, or an equivalent savings of 34 basis points assuming yesterday’s LIBOR rate of 2.86%. In conjunction with the swap execution, Ashford sold a five-year LIBOR floor notional amount of $1.8 billion at 1.25% and purchased a LIBOR cap notional amount of $1 billion at 3.75% for the first three years. The net upfront cost of the swap, LIBOR cap, and floor transactions was approximately $5 million. The Company will continue to monitor additional interest rate cap transactions as conditions warrant.
As a result of the interest rate swap and hedge strategy, Ashford will have approximately 87% of its $2.7 billion of total debt floating-rate or swapped to floating at an weighted average rate of LIBOR plus 241 basis points with 78% of it capped at an average weighted LIBOR strike of 4.3%, with an average maturity of 6.3 years including extensions. Ashford’s unswapped fixed-rate debt amounts to approximately $340 million at an average rate of 5.84%, with a weighted average maturity of 7.2 years.
Commenting on the announcement, Monty J. Bennett, President and CEO of Ashford Hospitality Trust, stated, “Since our earnings call, we have begun to see the very beginnings of softening RevPAR. It is hard to know whether this short trend will continue. As a precaution we wanted to hedge our asset cash flows by swapping our debt to floating-rate. Looking back through the last two recessions, we have noted a strong correlation between changes in RevPAR and LIBOR. We have closely analyzed the potential trends in LIBOR, RevPAR growth, as well as projected hotel supply. The numerous analyses we completed led us to conclude that this transaction should allow Ashford to lower its interest expense if RevPAR growth softens due to economic weakness, which adds a measure of protection to our cash flow and dividend. Simply put, we feel this is an effective way to match the sensitivity of our assets’ cash flow to our liabilities’ interest expense.”
The Company is including a graph (Exhibit A) which demonstrates the historical correlation between RevPAR and short-term interest rates. The data tracks year-over-year changes in 30-day LIBOR and compares it to trailing 12-month RevPAR growth in the United States (with a five month lag) since January 1989. The analysis shows a strong historical correlation between the two factors, with an R-squared of .67 since 1989 and an R-squared of .91 since 2000.
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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254 Phone: (972) 490-9600

Ashford Moves to Enhance Dividend Coverage Via Swap Strategy

March 13, 2008
Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “projected,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to the expected unleveraged yield, the impact of the financing on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general

Ashford Moves to Enhance Dividend Coverage Via Swap Strategy

March 13, 2008
economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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